Exhibit 99.1

News—For Immediate Release

Media Contact:	Investor Contact:
Beth Halloran	Catherine Graham
Director, Corporate Communications	EVP & Chief Financial Officer
703.394.5248	703.394.5155
bhalloran@orcc.com	cgraham@orcc.com

ONLINE RESOURCES OPENS 2003 WITH HIGHER THAN EXPECTED EARNINGS
Year-Over-Year Revenue Growth Exceeds 25 Percent for 30th Consecutive Quarter

MCLEAN, Va., April 22, 2003 — Online Resources Corporation (Nasdaq: ORCC), a leading outsourcer of Internet banking and payment services, today reported financial and operating results for the three months ending March 31, 2003.

•	Revenue for the first quarter of 2003 was $11.0 million, an increase of 41 percent over first quarter 2002 revenue of $7.8 million. Of this revenue, approximately $2.2 million came from fees associated with the conversion of California Federal Bank (Cal Fed) to the platform of its acquirer, Citigroup.

•	Gross profit for the first quarter of 2003 was $7.2 million, compared to $3.9 million in the first quarter of 2002. Gross margin improved to 65 percent in the first quarter of 2003 versus 50 percent in the first quarter of 2002.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2003 increased to $3.2 million compared to $286,000 in first quarter 2002.

•	Income from operations for the first quarter of 2003 increased to $2.4 million, versus a loss of $277,000 in the prior year.

•	Net income for the first quarter 2003 was $2.1 million, or $0.15 per share, compared to a loss of $807,000 in the first quarter of 2002, or $(0.06) per share.

“We’re off to a strong start this year, exceeding earnings estimates and raising guidance for the full year 2003,” stated Matthew P. Lawlor, chairman and chief executive of the Company. “Our plan is being well executed, with strong bill payment growth due to our highly effective consumer marketing programs. Our distribution channel expanded nicely in the first quarter, including 20 new sales and the renewal of 36 of 37 existing contracts.”

Lawlor added, “Looking forward, we expect to have approximately 700,000 users at the end of the second quarter of 2003, showing virtually no slowdown or pause in our typical user growth despite the loss of approximately 90,000 Cal Fed users.”

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2003 Business Outlook

The following statements are forward-looking, and actual results may differ materially. This guidance assumes no change in the method of accounting for equity compensation. For second quarter and full year 2003, the Company expects the following:

Second Quarter 2003

•	The Company expects revenue to be between $8.3 million and $8.6 million for the second quarter of 2003. This represents approximately 25 percent growth in year-over-year non-Cal Fed business.

•	Gross profit margin is expected to be between 53 and 54 percent.

•	The Company expects earnings before interest, taxes, depreciation and amortization (EBITDA) to be between $0.7 million and $1.0 million

•	Net income (loss) is expected to be between $(0.02) and $0.00 per share calculated on a basic and fully diluted share number of 13.8 million shares and 14.4 million shares, respectively.

Full Year 2003

The Company is raising its 2003 earnings guidance and is also raising the lower end of its revenue range to reflect a stronger than expected first quarter.

•	The Company expects revenue to be between $37.5 million and $39.0 million for the 2003 year.

•	Gross profit margin has remained unchanged and is expected to be between 57 and 58 percent.

•	The Company expects earnings before interest, taxes, depreciation and amortization (EBITDA) to improve and range between $6.5 million and $7.3 million.

•	Net income for 2003 is expected to be between $0.15 and $0.18 per share based on a projected 14.4 million weighted average shares outstanding.

The Company’s management will host a conference call to discuss its first quarter results on Tuesday, April 22, 2003 at 4:30 p.m. ET. The call is open to the public by dialing (877) 590-4770 for domestic participants and (706) 679-7688 for international participants. Alternatively, a live web cast of the call will be available through the “Investors” section of Online Resources’ web site at www.orcc.com. The call and web cast will be recorded and available for playback from 8:00 p.m. ET on April 22 until midnight on Tuesday, April 29 by dialing (800) 642-1687 for domestic participants and (706) 645-9291 for international participants and enter code 9384988. For web cast replay, go to the “Investors” section of www.orcc.com.

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About Online Resources

Online Resources (Nasdaq: ORCC – www.orcc.com) is an outsourcer of Internet banking and payment services to over 500 financial institutions nationwide. In contrast to other providers, Online Resources owns, operates and drives critical banking, payments and marketing infrastructure that enable a superior customer experience and Internet channel success. The company’s industry-leading services power approximately 100 million transactions and $5 billion in consumer bill payments annually. Founded in 1989, Online Resources has been recognized as one of the nation’s fastest growing technology companies.

This news release contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to: the company’s history of losses and anticipation of future losses; the company’s dependence on the marketing efforts of third parties; the potential fluctuations in the company’s operating results; the company’s potential need for additional capital; the company’s potential inability to expand the company’s services and related products in the event of substantial increases in demand for these services and related products; the company’s competition; the company’s ability to attract and retain skilled personnel; the company’s reliance on the company’s patents and other intellectual property; the early stage of market adoption of the services it offers; consolidation of the banking and financial services industry; and those risks and uncertainties discussed in filings made by the company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

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Online Resources Corporation
Quarterly Operating Data

(See Note 1)

	2Q 2001	3Q 2001	4Q 2001	1Q 2002	2Q 2002
FINANCIAL DATA
Revenue ($M)	$6.0	$6.4	$6.7	$7.8	$7.9
Gross Profit ($M)	$2.4	$2.8	$3.1	$3.9	$4.2
Gross Profit Margin	41%	44%	47%	50%	53%
EBITDA ($M)	($1.9)	($1.4)	($0.7)	$0.3	$0.8
Income/(Loss) from Operations ($M)	($2.4)	($1.9)	($1.2)	($0.3)	$0.1
USAGE
Unique Users (#K)	365	409	449	509	542
Using Banking Services (#K)	236	264	292	337	365
Using Payment Services (#K)	192	213	233	259	267
Adoption Rates
Banking % (see Note 2)	5.6%	6.4%	7.2%	9.0%	9.2%
Payment % (see Note 3)	2.2%	2.5%	2.7%	3.1%	3.4%
Transactions
Banking Transactions (#M)	6.3	8.2	9.0	11.1	12.4
Payment Transactions (#M)	2.7	2.9	3.3	3.7	3.9
DISTRIBUTION CHANNEL
Total Clients (#)	472	474	472	475	474
Aggregate Checking Accounts (#M)	8.7	8.6	8.7	9.0	8.7
Aggregate Account Holders (#M)	17.8	17.7	17.8	18.3	16.8
% of Clients Enabled	93%	94%	93%	96%	96%

[Additional columns below]

[Continued from above table, first column(s) repeated]

				% Change

	3Q 2002	4Q 2002	1Q 2003	1Q03 vs. 1Q02	1Q03 vs. 4Q02
FINANCIAL DATA
Revenue ($M)	$8.2	$8.5	$11.0	41%	29%
Gross Profit ($M)	$4.6	$5.0	$7.2	85%	44%
Gross Profit Margin	57%	59%	65%	30%	10%
EBITDA ($M)	$1.1	$1.5	$3.2	971%	113%
Income/(Loss) from Operations ($M)	$0.4	$0.7	$2.4	900%	229%
USAGE
Unique Users (#K)	575	623	661	30%	6%
Using Banking Services (#K)	374	403	420	25%	4%
Using Payment Services (#K)	300	327	349	35%	7%
Adoption Rates
Banking % (see Note 2)	10.4%	11.2%	11.2%	25%	0%
Payment % (see Note 3)	3.8%	4.2%	4.4%	41%	4%
Transactions
Banking Transactions (#M)	16.1	18.1	20.0	81%	11%
Payment Transactions (#M)	4.3	4.6	4.9	34%	6%
DISTRIBUTION CHANNEL
Total Clients (#)	484	534	550	16%	3%
Aggregate Checking Accounts (#M)	8.6	9.9	10.0	11%	1%
Aggregate Account Holders (#M)	16.2	18.2	18.4	0%	1%
% of Clients Enabled	95%	85%	85%	-12%	0%

Notes:

1.	Quarterly operating data includes the users, transactions and account holders of California Federal Bank, which converted off our platform at the end of the first quarter. These metrics were included as they generated material service revenue during the quarter.

2.	Represents the percentage of users subscribing to our Internet Banking Service, out of the total number of checking accounts serviced by the Company’s Full Service clients (excluding clients who use our standalone Payment Services).

3.	Represents the percentage of users subscribing to our Payment Services, out of the total number of checking accounts serviced by all of the Company’s clients (includes both Full Service and standalone Payment Service clients).

Online Resources Corporation
Statement of Operations
(Unaudited)
(In thousands, except per share data)

	THREE MONTHS ENDED
	MARCH 31,
	2003	2002

Revenues:
Banking Services	$1,308	$1,301
Payment Services	4,575	3,391
Consumer Contact Services	2,415	2,113
Professional Services and Other	2,712	1,022

Total Revenues	11,010	7,827
Expenses:
Cost of Revenues	3,850	3,934

Gross Profit	7,160	3,893
General and Administrative	2,312	1,706
Selling and Marketing	1,545	1,263
System and Development	891	1,201

Total Expenses	4,748	4,170

Income (Loss) from Operations	2,412	(277)
Other Income (Expense)	(289)	(338)
Debt Conversion Expense	—	(192)

Net Income (Loss)	$2,123	$(807)

Net Income (Loss) Per Share:
Basic	$0.15	$(0.06)
Diluted	$0.15	$(0.06)
Shares used in calculation of Net Income (Loss) Per Share:
Basic	13,708	13,278
Diluted	14,290	13,278
Reconciliation of Net Income to EBITDA (See Note 1):
Net Income (Loss)	$2,123	$(807)
Depreciation	753	563
Other Income (Expense)	289	338
Debt Conversion Expense	—	192

EBITDA	$3,165	$286

Notes:

1.	EBITDA is commonly used in our industry as a measure of cash earnings. Investors may use EBITDA to gauge our ability to generate cash from operations and therefore, our ability to reinvest in the growth of our business.

Online Resources Corporation
Condensed Balance Sheets
(Unaudited)
(In thousands)

	MARCH 31,	DECEMBER 31,
	2003	2002

ASSETS
Current Assets:
Cash, Cash Equivalents and Short-term Investments	$8,533	$6,786
Accounts Receivable, Net	4,434	3,826
Deferred Implementation Costs	610	631
Prepaid Expenses and Other Current Assets	848	772

Total Current Assets	14,425	12,015
Property and Equipment, Net	7,578	7,804
Deferred Implementation Costs, Less Current Portion	426	401
Debt Issuance Costs	596	660
Other Assets	347	450

Total Assets	$23,372	$21,330

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable, Accrued Expenses and Other Current Liabilities	$2,638	$2,619
Deferred Revenues	496	532
Current Portion of Capital Lease Obligation	214	214

Total Current Liabilities	3,348	3,365
Capital Lease Obligation, Less Current Maturities	57	111
Deferred Revenues, Less Current Portion	324	356
Notes Payable	12,000	12,000

Total Liabilities	15,729	15,832
Stockholders’ Equity	7,643	5,498

Total Liabilities and Stockholders’ Equity	$23,372	$21,330